Exhibit 10.61

                              SUPPLY AGREEMENT

      AGREEMENT, made this 6 day of March, 2001 by and between Corwood Laboratory, Inc., a New York corporation with offices located at 55 Adams Avenue, Hauppauge, New York 11788 ("Corwood"), and IGI Inc., with offices located at Lincoln Avenue & Wheat Road, Bueno, New Jersey 08310
("Purchaser").

      In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Purchase of Goods.

      During the term of this Agreement, Purchaser may purchase from Corwood the type and variety of goods specified on Schedule A attached hereto (the "Goods"). Purchaser will specify its requirements for Goods by issuing purchase orders ("Orders") to Corwood from time to time. Corwood will be deemed to have accepted an Order if it fails to reject it within 5 days of receiving same. However, Corwood will not be deemed to except any Order if acceptance of that Order would cause Purchaser to exceed its credit limit as specified in paragraph 2.(b).

2.    Purchase Price and Payment.

      (a) The price payable for the Goods shall be Corwood's then applicable price for the quantity of Goods ordered, plus applicable taxes.

      (b) Twenty-five percent (25%) of the total purchase price of Goods ordered shall be paid to Corwood upon submission to Corwood of a the particular Order. The balance of the purchase price shall be due and payable within forty-five (45) days after the later of (i) the date of shipment of the Goods in question or (ii) the date Corwood issues an invoice therefor. Except as may be modified by Corwood by written notice to Purchaser at any time, the total amount of credit extended to Purchaser for the purchase of Goods shall not in the aggregate at any time exceed Three Hundred Thousand Dollars ($300,000).

3.    Intentionally Omitted.

4.    Packaging: Delivery: Risk of Loss and Related Matters.

      (a) At Purchaser's sole cost and expense, Purchaser shall at least three (3) weeks prior to the scheduled delivery date specified in a particular Order provide Corwood with all components specified on Schedule A (i.e. flavors and perfumes) which are required for the manufacture of the Goods ordered and all necessary packaging (i.e. boxes, bottles, caps, etc.) and labels required for purposes of bottling and packaging such Goods.

      (b) Unless otherwise agreed to in writing by Corwood, Goods shall be delivered "F.O.B. Corwood's plant" (within the meaning of the New York Uniform Commercial Code).

      (c) Without the consent of Corwood, Purchaser will not accelerate, postpone, cancel or otherwise modify delivery dates specified in an Order.

5.    Term and Termination.

      (a) Subject to the provisions hereof, the term of this Agreement will commence on the date hereof and will end after either party gives the other at least sixty (60) days prior written notice of its intention to terminate this Agreement (the "Convenience Termination"). Notwithstanding the exercise of the Convenience Termination by either party, the term of this Agreement shall not terminate until payment is made by Purchaser of all money due Corwood hereunder.

      (b) In the event of cancellation of this Agreement by either party on account of the Convenience Termination, all then pending Orders issued pursuant to this Agreement will remain in full force and effect and, notwithstanding anything to the contrary contained herein, such Orders and any subsequent Orders accepted by Corwood pursuant hereto, will continue to be governed by and subject to the terms and conditions of this Agreement, which terms and conditions shall survive the termination of this Agreement caused by the Convenience Termination until the transactions contemplated by such Orders are duly consummated.

      (c) The occurrence of one or more of the following events shall constitute a "Seller Event of Default": (i) Purchaser's failure to make any payments due hereunder or under an Order; (ii) Purchaser's breach or failure to perform any of its material obligations hereunder or under an Order after at least fifteen (15) days written notice to Purchaser and Purchaser's failure to cure such breach or non-performance; or (iii) Purchaser makes a general assignment for the benefit of creditors or admits in writing an inability to pay its debts as they mature or takes advantage of, or files under any federal or state insolvency statute or law, including, without limitation, the United States Bankruptcy Code, or consents to the institution of proceedings or the filing of any petition thereunder, or any preceding is filed or commenced against Purchaser under any insolvency statute or law which is not stayed and dismissed promptly, or any substantial part of the properties of Purchaser are placed in the control of a receiver, custodian, trustee or similar official, or Purchaser consents to the appointment thereof. The occurrence of a Seller Event of Default shall constitute a substantial impairment of value to Corwood of all pending Orders of Goods hereunder and this Agreement. Accordingly, in addition to any other remedy provided hereunder, upon the occurrence of an Event of Default, Corwood shall have the right, to cancel any Order or all or any portion of the Goods ordered pursuant to a particular Order. Any such cancellation shall not affect Corwood's rights under the License Agreement.

      (d) Corwood's breach or failure to perform any of its material obligations hereunder, after at least fifteen (15) days written notice and failure to cure such breach or non-performance shall constitute a "Purchaser Termination Event". In the event of the occurrence of a Purchaser Termination Event, Purchaser shall have the right to cancel all or any portion of any then affected Order issued pursuant hereto.

6.    Express Warranties and Related Matters.

      (a) Subject to the provisions and qualifications set forth in this Agreement, Corwood warrants only to Purchaser that all Goods sold to Purchaser hereunder will conform to the ingredients specified on the respective label on the date of shipment, subject to a Corwood's standard manufacturing deviations. The warranty period will be for a period of sixty
(60) days after shipment from Corwood's applicable plant.

      (b) Purchaser shall be barred from any recovery (including, without limitation, any recovery under the express warranty specified in paragraph 6.(a)) and Corwood shall have no liability on account of the following or the use of the affected Goods: (i) any Goods which have been subject to accident, negligence, alteration, tampering, misuse, improper storage or the like; or (ii) any Goods which are used for purposes other than applications for which they were manufactured, as specified by Corwood.

      (c) THE EXPRESS WARRANTIES SET FORTH IN THIS PARAGRAPH 6 ARE EXCLUSIVE AND ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.    Limitation of Remedies, Waiver of Consequential Damages.

      (a) CORWOOD'S SOLE AND EXCLUSIVE OBLIGATION AND LIABILITY WITH RESPECT TO ANY BREACH OF WARRANTY , EXPRESS OR IMPLIED RELATING TO GOODS SOLD TO PURCHASER, AND PURCHASER'S SOLE AND EXCLUSIVE RIGHTS AND REMEDIES WITH RESPECT THERETO, SHALL BE LIMITED TO THE REPLACEMENT OF ANY DEFECTIVE GOODS OR, IF THAT REMEDY FAILS OF ITS ESSENTIAL PURPOSE, A REFUND OF, OR A CREDIT IN THE AMOUNT OF, THE PURCHASE PRICE OF SUCH DEFECTIVE GOODS.

      (b) UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, OR LOST PROFITS, EXPENSES OR LOSSES.

8.    Intentionally Omitted.

9.    Grant of License.

      Contemporaneously herewith, the parties have entered into a license agreement (the "License Agreement"). The parties acknowledge that the License Agreement shall not automatically terminate upon the expiration or termination of this Agreement, but will continue as expressly provided for therein.

10.   Intentionally Omitted.

11.   Intentionally Omitted.

12. Choice of Law and Forum. The validity, construction, execution and performance of this Agreement and any Order of Purchaser shall be construed and governed in accordance with the laws of the State of New York (including, without limitation, the UCC), without giving effect to principles of conflicts of law. All disputes arising in connection herewith shall be heard only by a federal or state court located in the United States of America, State of New York, County of Suffolk, and to the extent not otherwise subject to the jurisdiction of such courts, Purchaser agrees to waive any objection to such jurisdiction and to subject itself to the jurisdiction of such courts.

13.   Miscellaneous.

      (a) Assignability. The terms and conditions set forth herein shall be binding on Purchaser and neither this Agreement or any Order accepted by Corwood shall be subject to assignment without the prior written consent of Corwood. Any assignment in contravention of this provision shall be null and void, and of no legal force or effect.

      (b) Force Majeure. Notwithstanding any provision herein to the contrary, a party shall not be liable or responsible for any delay in or failure to perform its obligations hereunder by reason of force majeure, including, but not limited to, a party's inability to obtain raw materials from suppliers or to obtain same on a timely basis, or as a result of interruption of transportation, delays in delivery, governmental regulation, labor disputes, strikes, war, fire, flood, accidents, acts of God, civil disturbance, cancellation of orders by customers or any other cause beyond a party's control, whether or not such cause be of the same class or kind as those enumerated above.

      (c) Modification or Amendment. The terms and conditions set forth herein may not be modified or amended except by an instrument in writing signed by the Corwood.

      (d) Waiver of Breach. Any waiver of any of the provisions of these terms shall not be effective unless made in writing and signed by the Corwood.

      (e) Survival. This paragraph 13.(e) and paragraphs 5.(b), 6, 7, 12, 13.(f) and 13.(g) shall survive the consummation, termination and cancellation of this Agreement.

      (f) Cumulative Remedies. Each parties' rights and remedies hereunder shall be cumulative and not exclusive and shall be in addition to all other rights and remedies available under applicable law. Failure by either party to exercise any right, remedy or option hereunder or under applicable law, or delay in exercising same, will not operate as a waiver, it being understood that no waiver by either party will be effective unless it is in writing and signed by such party, and then only to the extent specifically stated.

      (g) Integration. This Agreement is intended by the parties to be a final, complete and exclusive statement of their agreement with respect to the subject matter hereof, and any additional or different terms stated by Purchaser in any Order, proposal, quotation, purchase order, confirmation, sales order, invoice, acceptance document, acknowledgment or other document, and any terms that are inconsistence with or in variance with the terms and conditions in this Agreement, shall be of no force or effect. No course of dealing, usage of trade or course of performance shall be relevant to explain, supplement or modify any express provisions of this Agreement. A party's failure to object to any provision contained in any communication from the other party shall not be deemed to be an acceptance thereof or a waiver of that party's rights and remedies hereunder.

      IN WITNESS WHEREOF, each of the parties herein has caused a duly authorized officer to execute and deliver this Agreement all as of the day and year first set forth above.


Corwood Laboratory, Inc.               IGI, Inc.

By:  /s/ Irwin Thaler                  By:  /s/ John Ambrose
     Name:  Irwin Thaler                    Name:  John Ambrose
     Title: President                       Title: President


                                 SCHEDULE A

Description of Goods              Components to be supplied by Purchaser
------------------------------------------------------------------------